Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	December 3, 2012

DYCOM COMPLETES ACQUISITION OF TELECOMMUNICATIONS

INFRASTRUCTURE SERVICES SUBSIDIARIES FROM QUANTA SERVICES

Palm Beach Gardens, Florida, December 3, 2012 – Dycom Industries, Inc. (NYSE: DY) announced today that it has completed its acquisition of the telecommunications infrastructure services subsidiaries of Quanta Services, Inc. (NYSE: PWR) for $275 million in cash plus an adjustment estimated to be $25 million to $40 million for working capital and other specified items.  Dycom funded the acquisition through a combination of borrowings under a new $400 million credit facility and cash on hand.  Subsequent to the closing of the acquisition, Dycom expects to repay approximately $90.0 million of the credit facility borrowings from the proceeds of its recent offering of $90.0 million of 7.125% Senior Subordinated Notes due 2021 (the “Notes”).  These Notes were offered pursuant to a private placement to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.   The Notes will be issued at a price of 104.25% of the principal amount and are expected to close on December 12, 2012.

“This acquisition strategically strengthens Dycom, enhancing our customer base, geographic scope and service offerings,” said Steven Nielsen, President and Chief Executive Officer of Dycom.  “We welcome our new employees and look forward as a larger and more capable company to increased industry opportunities.  The speed with which this transaction has been completed reflects the sustained effort of many Dycom and Quanta employees as well as the solid fit of the acquired subsidiaries to our existing business.”

The acquired subsidiaries are currently expected to produce calendar year 2013 revenues ranging from $400 million to $450 million.  Excluding one-time transaction and integration costs of approximately $12 million to $15 million, the acquisition is currently expected to produce $0.05 to $0.10 per share of earnings accretion next calendar year, inclusive of interest expense associated with the acquisition financings and non-cash amortization expense.

Dycom is a leading provider of specialty contracting services.  These services, which are provided throughout the United States and in Canada, include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act.  These statements include expectations regarding an acquisition, including expected benefits and synergies of the transaction, future financial and operating results, future opportunities for the combined businesses and other statements regarding events or developments that the parties believe or anticipate will or may occur in the future.  These statements are based on management’s current expectations, estimates and projections.  Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release.  Such risks and uncertainties include business and economic conditions and trends in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks detailed in our filings with the Securities and Exchange Commission.  The Company does not undertake to update forward-looking statements.